Exhibit 99.1

Press Release
For immediate release

Invesco Ltd. Announces December 31, 2010
Assets Under Management

Investor Relations Contact:	Jordan Krugman	404-439-4605
Media Relations Contact:	Doug Kidd	404-479-2922

Atlanta, January 11, 2011 -— Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $616.0 billion, an increase of 0.8% month over month. The month over month increase in AUM was driven primarily by positive returns from global financial markets and strengthening foreign currencies against the U.S. dollar. The benefit from stronger foreign currency against the U.S. dollar resulted in an increase of $2.9 billion of AUM in the month. Additionally, excluding the previously announced low fee passive mandate outflow of $18.6 billion, the firm experienced approximately $2.0 billion of long term net outflows during the month from assets excluding ETFs, UITs, and passive which were largely institutional and lower fee, in nature. Total average assets for the quarter through December 31 were $616.0 billion and average assets excluding ETF, UIT and Passive for the quarter through December 31 were $525.9 billion.
In December, the company closed the acquisition of the Asia fund and asset management business of AIG Global Real Estate Investment Corp., which included $5.4 billion of alternatives AUM. Of the total acquired AUM, $0.2 billion is classified in ETF/UIT/Passive alternative AUM.

Total Assets Under Management
			Fixed
(in billions)	Total	Equity	Income	Balanced	Money Market		Alternatives
Dec. 31, 2010 (a)	$616.0	$294.1	$131.9	$43.5	$68.4	(b)	$78.1
Nov. 30, 2010	$611.1	$297.4	$132.0	$42.0	$68.9		$70.8
Oct. 31, 2010	$621.2	$303.7	$134.4	$42.5	$69.6		$71.0
Sept. 30, 2010	$604.5	$294.4	$130.8	$41.3	$69.9		$68.1

Assets Under Management — Excluding ETF/UIT and Passive
			Fixed
(in billions)	Total	Equity	Income	Balanced	Money Market		Alternatives
Dec. 31, 2010 (a)	$535.7	$251.3	$112.1	$43.5	$68.4	(b)	$60.4
Nov. 30, 2010	$516.5	$238.4	$112.6	$42.0	$68.9		$54.6
Oct. 31, 2010	$525.6	$243.5	$115.1	$42.5	$69.6		$54.9
Sept. 30, 2010	$514.6	$236.9	$113.6	$41.3	$69.9		$52.9

Invesco Ltd.
Two Peachtree Pointe
1555 Peachtree Street, N.E.
Atlanta, GA 30309

Telephone: 404 479 1095

Assets Under Management — ETF, UIT and Passive
			Fixed
(in billions)	Total	Equity	Income	Balanced	Money Market	Alternatives
Dec. 31, 2010 (a)	$80.3	$42.8	$19.8	$0.0	$0.0	$17.7
Nov. 30, 2010	$94.6	$59.0	$19.4	$0.0	$0.0	$16.2
Oct. 31, 2010	$95.6	$60.2	$19.3	$0.0	$0.0	$16.1
Sept. 30, 2010	$89.9	$57.5	$17.2	$0.0	$0.0	$15.2

(a)	Preliminary — subject to adjustment.

(b)	Preliminary — ending money market AUM includes $64.2 billion in institutional money market AUM and $4.2 billion in retail money market AUM.
Invesco is a leading independent global investment manager, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world. Operating in 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.
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